Exhibit 3.105
AMENDMENT
TO
THE LIMITED LIABILITY PARTNERSHIP
AGREEMENT
OF
MOTT’S LLP
A DELAWARE LIMITED LIABILITY COMPANY
          AMENDMENT NO 1 (this “Amendment”) to the Limited Liability Partnership Agreement of Mott’s LLP, dated as of
December 31, 2006 at 11:59 p.m., (the “LLP Agreement”).
W I T N E S S E T H
          WHEREAS, Mott’s LLP (“the Company”) has been formed as a limited liability partnership under the Delaware Limited Liability Partnership Act by the filing of a statement of qualification with the Secretary of State of Delaware on December 22, 2003; and
          WHEREAS, Snapple Beverage Corp. and Nantucket Allserve, Inc. the partners, desire to amend the LLP Agreement in certain respects.
          NOW THEREFORE, in consideration of the foregoing, Snapple Beverage Corp.. and Nantucket Allserve, Inc. hereby agree as follows:
          1. Amendment. Exhibit A, is hereby amended in full to be read in its entirety as follows:
EXHIBIT A
Amended as of December 31, 2006 @11:59 pm

PARTNER	PERCENTAGE INTEREST

MSSI LLC	99%
900 King Street Rye Brook, NY 10573

Mott’s GP	1%
900 King Street Rye Brook, NY 10573
           Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the LLC Agreement shall remain in full force and effect in all respects.

     IN WITNESS WHEREOF, the undersigned has duly executed this Amendment to the LLP Agreement, effective as of December 31, 2006 at 11:59 p.m.

NANTUCKET ALLSERVE, INC.
By:	/s/ James L. Baldwin
James L. Baldwin
Executive Vice President & Secretary

SNAPPLE BEVERAGE CORP.
By:	/s/ James L. Baldwin
James L. Baldwin
Executive Vice President & Secretary